UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	November 7, 2013
Mettler-Toledo International Inc.
(Exact name of registrant as specified in its charter)

Delaware	File No. 001-13595	13-3668641
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 Polaris Parkway Columbus, OH 43240 and Im Langacher, P.O. Box MT-100 CH-8606, Greifensee, Switzerland
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: 1-614-438-4511 and +41-44-944-22-11

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

•	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
•	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
•	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
•	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 7, 2013, the company announced certain officer changes that will be effective January 3, 2014. Mr. William Donnelly will be promoted from Chief Financial Officer to the position of Executive Vice President, and will continue to be responsible for Finance, Investor Relations, Supply Chain, Information Technology and the company's Blue Ocean initiative. Mr. Shawn Vadala will be promoted from Group Controller and Global Head of Finance & Control to the position of Chief Financial Officer, reporting to Mr. Donnelly. Mr. Donnelly will serve as the company's principal financial officer, and Mr. Vadala will serve as the company's principal accounting officer.

Messrs. Donnelly and Vadala both joined the company in 1997, with Mr. Donnelly joining as Chief Financial Officer and Mr. Vadala assuming the role of Group Controller in 1998.

There are no arrangements or understandings between Mr. Donnelly or Mr. Vadala and any other persons pursuant to which they were selected to serve in their new positions. There are no transactions in which Mr. Donnelly or Mr. Vadala has an interest requiring disclosure pursuant to Item 404(a) of Regulation S-K.

Mr. Donnelly and Mr. Vadala will continue to be party to employment agreements with the company, which provide for a base salary, subject to adjustment, and participation in our cash incentive plan and other employee benefit plans. The agreements prohibit the executives from competing with the company for a period of 12 months after termination of employment. The agreements may be terminated without cause by either party on 12 months’ notice (six months for Mr. Vadala), during which period the executives are entitled to full compensation under the agreements, including payment of base salary, target cash incentive, and continuation of benefits.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METTLER-TOLEDO INTERNATIONAL INC.
Dated:	November 7, 2013	By:	/s/ James T. Bellerjeau
James T. Bellerjeau
General Counsel